Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Newmark Group, Inc. pertaining to the Long Term Incentive Plan of Newmark Group, Inc. of our reports dated March 15, 2019, with respect to the consolidated financial statements and schedule of Newmark Group, Inc. and the effectiveness of internal control over financial reporting of Newmark Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 19, 2019